UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 Current Report

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: March 4, 2003


                            Commission File # 0-17383


                     ML-LEE ACQUISITION FUND II, L.P.
       (Exact name of registrant as specified in its governing instruments)


         Delaware 04-3028398 (State or other jurisdiction (IRS
         Employer Identification No.)of incorporation or organization)


                       4 World Financial Center-26th Floor
                            New York, New York 10080
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (800) 288-3694

ITEM 5.  OTHER EVENTS.

Dissolution - As previously disclosed, pursuant to the terms set forth under
Section 2.4 of the Amended and Restated Agreement of Limited Partnership of ML-Lee Acquisition Fund II, L.P. ("Fund II"), as amended (the "Partnership Agreement"), the term of Fund II expired on January 5, 2003. Pursuant to the Partnership Agreement, Fund II may use up to an additional five year period to liquidate its remaining assets. As disclosed in Fund II's quarterly report on Form 10-Q for the quarterly period ended September 30, 2002, as filed with the Securities and Exchange Commission (the "Commission") on November 14, 2002, Fund II expects to complete its liquidation at such time as all potential unresolved claims relating to the settlement agreement involving Big V Supermarkets, Inc., a former portfolio company of Fund II, and any other claims, are resolved. The General Partners currently cannot predict how the contingencies relating to such potential claims may affect the timing of the termination of Fund II or the final amount of liquidating distributions to be paid to Limited Partners.

Cash Distribution - At a meeting of the General Partners of Fund II held on February 5, 2003, the General Partners approved a cash distribution of $15,238,721. Limited Partners will receive $14,732,738, or $66.44 per unit of limited partnership interest ("Unit"), an Individual General Partner will receive $8,674 and the Managing General Partner will receive $497,309. The distribution will be paid on March 12, 2003 to Limited Partners of record on February 5, 2003.

Reduction of Fees - By further action taken at the meeting held on February 5, 2003, the General Partners of Fund II and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. (the "Retirement Fund" and together with Fund II, the "Funds"), the Investment Adviser and the Fund Administrator authorized certain measures to reduce costs while the Funds are liquidating their remaining assets (the Retirement Fund dissolved on December 20, 2002). In this regard, the Investment Adviser, the Fund Administrator and the Independent General Partners have agreed, as of January 1, 2003, to reduce by 50% the respective fees paid to them by the Funds. Accordingly, beginning on January 1, 2003, the aggregate annual Investment Advisory Fee to be paid by the Funds will be reduced to $300,000, the aggregate annual Fund Administration Fee to be paid by the Funds will be reduced to $200,000, and the aggregate annual Independent General Partner fees to be paid by the Funds will be reduced to $20,000 for each Independent General Partner. Fund II's proportionate share of such aggregate annual fees will be $166,500 for the Investment Advisory Fee, $111,000 for the Fund Administration Fee and $11,100 for fees paid to each of the Independent General Partners.

No Action Letter - The only remaining activities of the Funds include settling their affairs in the normal course of liquidation and the only remaining assets of the Funds consist of temporary investments in short-term securities. Therefore, in order to reduce costs during the liquidation period, the Funds applied for, and on March 4, 2003 received, a no-action letter (the "Letter") from the Division of Investment Management (the "Division") of the Commission relieving the Funds from filing annual and quarterly reports on Forms 10-K and 10-Q under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Letter indicated that the Division would not recommend enforcement action to the Commission against the Funds for not filing such reports, subject to the terms of the Letter. Pursuant to the Letter, the Funds will file their annual report on Form 10-K for the year ended December 31, 2002, including audited financial statements, but will discontinue filing Forms 10-K or 10-Q with the Commission for periods ending after December 31, 2002. However, if the Funds are not terminated within three years from the date of the Letter, the Funds will either resume filing such reports with the Commission or request additional no-action relief from the Division. In addition, pursuant to the Letter, the Funds will withdraw their elections to be operated as business development companies pursuant to the Investment Company Act of 1940, as amended.

The Funds will continue to file current reports with the Commission on Form 8-K in the event that material developments occur during the liquidation period, including termination. In addition, the Funds will continue to deliver annual and quarterly reports to Limited Partners as required by the terms of each Fund's respective partnership agreement.

Additionally, in connection with the relief granted by the Letter, the Funds have agreed to permit transfers of Units only until April 1, 2003, subject to receipt of fully executed transfer documents on or prior to March 31, 2003 and subject to the terms of each Fund's respective partnership agreement (including, with respect to Fund II, the overall annual 4.5% limit on transfers in any tax year), except for transfers for no consideration, pursuant to the laws of descent and distribution or as otherwise required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Fund II in the capacities indicated below.

ML-LEE ACQUISITION FUND II, L.P.
         By:      Mezzanine Investments II, L.P.,
                  its Managing General Partner
         By:      ML Mezzanine II Inc.,
                  its General Partner
         By:
                  /s/  Kevin K. Albert                Dated:  March 5, 2003
                  ------------------------------------
                  Kevin K. Albert
                  President
                  ML Mezzanine II Inc.
                  (Principal Executive Officer)